Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (“Agreement”) is entered into this 9th day of June, 2011, by and between Charles V. Bergh (“Executive”) and Levi Strauss & Co., a Delaware corporation (the “Corporation”).
     For ease of reference, this Agreement is divided into the following parts which taken together constitute one integrated agreement between the parties, which begin on the pages indicated:

FIRST PART:	TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT, RELOCATION BENEFITS (Sections 1- 7, beginning on page 2)

SECOND PART:	COMPENSATION AND BENEFITS IN CASE OF TERMINATION WITHOUT CAUSE OR FOR GOOD REASON AND OTHER TERMINATIONS (Sections 8 — 11, beginning on page 6)

THIRD PART:	COMPENSATION AND BENEFITS IN CASE OF A TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OCCURRING WITHIN TWO YEARS AFTER A CHANGE IN CONTROL, LIMITATION ON PAYMENTS (Sections 12 — 14, beginning on page 10)

FOURTH PART:	RELEASE OF CLAIMS, SECTION 409A, CONFIDENTIAL INFORMATION AND CODE OF ETHICS, SEVERABILITY, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE (Sections 15 —21, beginning on page 14)

FIRST PART:	TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT, RELOCATION BENEFITS
Section 1. Term of Employment
(a)	Start Date. The Corporation agrees to employ Executive, and Executive agrees to be employed by the Corporation at its headquarters in San Francisco, California, under the terms of this Agreement, commencing on a date to be agreed by the parties that is not later than September 1, 2011 (the “Start Date”) until the earlier of (1) the date of Executive’s death or (2) the date when Executive’s employment terminates pursuant to Section 1(b), (c) or (d) below (the “Term”). As a condition to Executive’s employment hereunder (including the receipt of any payments or benefits), Executive agrees to take the following action prior to the Start Date: (1) to resign from all Board of Directors on which Executive is currently a member; and (2) to complete the Corporation’s standard new hire paperwork provided to Executive.

(b)	Early Termination or Resignation. Executive’s employment with the Corporation will be “at-will” employment and may be terminated by the Corporation at any time and for any reason by giving Executive written notice. Executive may terminate Executive’s employment for any reason by giving the Corporation not less than thirty (30) calendar days’ advance written notice. The foregoing shall be subject to all of the rights and obligations described herein.

(c)	Termination for Cause. The Corporation may terminate Executive’s employment at any time for Cause. For all purposes under this Agreement, “Cause” shall mean (i) willful misconduct or gross negligence that is materially and demonstrably injurious to the interest, business or reputation of the Corporation, (ii) conviction (including entry of a nolo contender plea) of a felony or misdemeanor involving fraud, theft or dishonesty, other than due to Limited Vicarious Liability, (iii) embezzlement or material misappropriation of any property of the Corporation, or (iv) willful and continuous failure to substantially perform Executive’s employment duties (including, without limitation, Executive’s inability to perform such duties as a result of chronic alcoholism or drug addiction).

“Limited Vicarious Liability” means any liability which is (A) based on acts of the Corporation for which Executive is responsible solely as a result of his office(s) with the Corporation and (B) provided that (x) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) he did not have a reasonable basis to believe that a law was being violated by such acts.

For purposes of this Agreement, no act, or failure to act, by Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s act or failure to act was in the best interest of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Corporation’s Board of Directors (the “Board of Directors”) or based upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interest of the Corporation.

The termination of employment of Executive shall not be “for Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of then sitting directors of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board of Directors), finding that Executive is guilty of the conduct described in clauses (i), (ii), (iii) or (iv) above, and specifying the particulars in detail and, in the case of any act or failure to act forming a basis for such proposed termination under clause (iv), Executive shall be provided not less than thirty (30) days within which to cure any such conduct.

(d)	Termination for Disability. The Corporation may terminate Executive’s employment for Disability by giving Executive not less than thirty (30) days advance written notice. For all purposes under this Agreement, “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4)(i) and (iii).
Section 2. Duties and Scope of Employment
(a)	Position. The Corporation agrees that, during the Term, Executive shall serve in the positions of President and Chief Executive Officer of the Corporation. Executive shall be given such duties, responsibilities and authorities as are commensurate with his positions and shall report directly to the Board of Directors. The Board of Directors shall elect Executive onto the Board of Directors effective on the Start Date (or such earlier date as the parties may agree). Executive shall not receive any compensation for his services on the Board of Directors. Without limiting the foregoing, Executive may be required to serve as an officer or director of one or more of the Corporation’s subsidiaries.

(b)	Obligations. During the Term, Executive shall devote Executive’s full business efforts and time to the business and affairs of the Corporation as needed to carry out his duties and responsibilities. For the duration of the Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors; provided, however, the foregoing shall not preclude Executive from engaging in civic and charitable activities, or from serving on the board of directors of one other non- competitive entity with approval of the Board of Directors (which approval shall not be unreasonably withheld) on or after the first (1st) anniversary of the Start Date, as long as such activities and board service does not interfere or conflict with Executive’s duties and responsibilities to the Corporation and its subsidiaries. As a condition to Executive’s employment hereunder (including the receipt of payments or benefits hereunder), Executive represents that no restrictive covenant exists preventing Executive from performing his duties and responsibilities for the Corporation.

Section 3. Base Compensation
During the Term, the Corporation agrees to pay Executive as compensation for services to the Corporation and its subsidiaries a base salary at the annual rate of $1,200,000. Such salary shall be payable in accordance with the standard payroll procedures of the Corporation and will be subject to review and adjustment (up or down) in a manner that is consistent with the other members of the executive team and in making such adjustments the Corporation shall consider competitive benchmarks to relevant peer companies. The annual compensation specified in this Section 3 as in effect from time to time is referred to in this Agreement as the “Base Compensation.”
Section 4. Annual Incentive Compensation
During the Term, the Corporation shall award Executive an annual cash incentive compensation opportunity under its Annual Incentive Plan (or any successor plan) (“AIP”) having a target amount equal to 135% of the Base Compensation (“Target AIP”) and shall be payable at the Target AIP or such lesser or greater amount as is provided under the AIP in accordance with Executive’s achievement of the performance measures and levels in effect for the Corporation’s applicable fiscal year, including, without limitation, achievement of individual performance measures and application of Corporation discretion with respect to awards under the AIP. Such Target AIP shall be subject to review and adjustment (up or down) in a manner that is consistent with the other members of the executive team and in making such adjustments the Corporation shall consider competitive benchmarks to relevant peer companies. Performance measures and levels with respect to the AIP shall be determined by the Board of Directors or the Human Resources Committee thereof, in its sole discretion, in accordance with the terms and conditions of the AIP; provided, however, that, in respect of the 2011 fiscal year, Executive shall be paid annual cash incentive compensation in an amount that is not less than 100% of the Base Compensation, which shall be prorated in accordance with the fraction, the numerator of which is the number of days Executive was employed by the Corporation in the 2011 fiscal year and the denominator of which is 365.
Section 5. Long-Term Incentive Compensation
On the later of the Start Date or the next regularly scheduled grant date for awards by the Corporation, Executive shall be granted an award of stock appreciation rights (SARs) under the Corporation’s 2006 Equity Incentive Plan (“2006 EIP”) having a grant date value of not less than $4,900,000, as determined consistent with Schedule A attached hereto (the “Initial SAR Award”); provided, however, that the vesting commencement date shall be the Start Date in all instances.
In addition, subject to Executive’s continued employment with the Corporation on the applicable date of grant, Executive will be granted, in calendar 2012 and 2013 at the time annual awards are granted (or, if not granted, would be granted) to other senior executives, respective additional annual awards of SARs and/or other long-term incentive award with an aggregate grant date value of not less than the median aggregate grant date value of annual long-term incentive awards made to the Chief Executive Officers of the Corporation’s peer group of companies approved by the Human Resources Committee of the Board of Director for this purpose (consistent with recent past practices) and determined consistent with Schedule A (the

“2012/2013 Grant Metrics”); provided, however, that the 2012/2013 Grant Metrics shall not apply to any awards made during calendar 2012 or 2013 other than the annual awards under this paragraph (for example, excluding from coverage under this paragraph any special award granted during calendar 2012 or 2013) or to any awards granted on or after the consummation of an initial public offering of the Corporation’s common stock.
The per share exercise price for the SARs granted pursuant to this Section 5 shall equal the Fair Market Value (as defined under the 2006 EIP, or successor plan) of an underlying share of the Corporation’s common stock on the date of grant. Subject to the accelerated vesting provisions set forth herein, the Initial SAR Award and any annual long-term incentive award granted in 2012 shall vest as to 25% of the shares subject to the award on the first anniversary of the vesting commencement date (which shall be Start Date for the Initial SAR Award and the date of grant for such 2012 award), and as to 1/48th of the shares subject to the award monthly (on the same calendar date during the month as the Start Date for the Initial SAR Award and the date of grant for such 2012 award) thereafter, subject to Executive continuing to provide services to the Corporation through the relevant vesting dates, except as otherwise provided herein. Each award of SARs granted in 2011 or 2012 (if any) will have a term of like duration as annual grants made to other senior executives during such years (but not less than seven (7) years) and except as specifically set forth herein shall be subject to the terms and conditions of the 2006 EIP (or successor plan) and the grant notice and award agreement evidencing the award as set forth in Exhibit A attached hereto, which collectively shall be the governing documents with respect to each award of SARs granted in 2011 or 2012 (if any).
Any long-term incentive awards and/or provisions thereof that are not required under this Section 5 shall be determined solely by the Board of Directors and/or its Human Resources Committee, subject to such terms as apply pursuant to the Second Part and the Third Part of this Agreement.
Section 6. Additional Benefits
(a)	In General. During the Term, Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Corporation of general applicability to other senior executives of the Corporation, subject to the generally applicable terms and conditions of the plan or program in question and the discretion and determinations of any person, committee or entity administering such plan or program made in accordance with the terms and conditions of such plan or program. The Corporation reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(b)	Miscellaneous Perquisites. During the Term, Executive shall be entitled to perquisites consistent with the perquisites provided to the Corporation’s predecessor Chief Executive Officer (excluding any expatriate allowances). During the Term, Executive will also be entitled to such other perquisites consistent with competitive market practices, as determined in the sole discretion of the Board of Directors.

(c)	Relocation Benefits. The Corporation shall provide or reimburse Executive for certain expenses relating to Executive’s relocation from Boston, Massachusetts to the San Francisco Bay Area, as set forth in the Corporation’s Homeowner Relocation Benefits Level A policy summarized in Schedule B; provided, however, that (1) a 20% cost-of-

living allowance shall apply for purposes thereof such that Executive will be eligible for the cost of living allowance summarized in Schedule B and (2) the marketing incentive set forth in the “Other Incentives” section of such summary shall not be provided to Executive.

(d)	Employment Bonus. Within seven calendar (7) days after the Start Date, the Corporation shall pay Executive a one-time sign-on bonus in the amount of $1,850,000 (the “Employment Bonus”). If Executive terminates his employment pursuant to Section 1(b) other than for Good Reason or due to Disability (or other than due to his death), or if Executive’s employment hereunder is terminated by the Corporation for Cause, in each case, prior to the first anniversary of the Start Date, Executive shall repay to the Corporation the entire Employment Bonus upon such termination. Such repayment shall be required to be made for the full amount set forth above and shall not be reduced for any taxes paid by Executive with respect to the Employment Bonus.

(e)	Vacation. Executive will be entitled to paid time off, in accordance with the Corporation’s policy applicable to senior executive officers, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. Upon Executive’s termination of employment, Executive will be entitled to receive Executive’s accrued but unpaid paid time off through the date of Executive’s termination of employment.
Section 7. Business Expenses and Travel
During the Term, Executive shall be authorized to incur and shall be reimbursed for all necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder, and the Corporation shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, in each case, in accordance with the Corporation’s policies with respect thereto.

SECOND PART:	COMPENSATION AND BENEFITS IN CASE OF TERMINATION WITHOUT CAUSE OR FOR GOOD REASON AND OTHER TERMINATIONS
Section 8. Terminations
This Second Part of the Agreement, consisting of Sections 8 through 11, describes the benefits and compensation, if any, payable in case of a termination of Executive’s employment hereunder that does not entitle Executive to benefits or compensation under the Third Part of this Agreement. In the event of a termination of employment that entitles Executive to compensation or benefits under the Third Part of this Agreement, no compensation or benefits shall be payable under this Second Part.
Section 9. Termination Without Cause; Termination for Good Reason
In the event that Executive’s employment terminates as a result of a Qualifying Termination (as defined below), then, subject to Sections 15 and 16 and compliance by Executive with his obligations set forth in Section 17, Executive shall be entitled to receive the payments and benefits described in Sections 9(b), (d) and (e) for any Qualifying Termination occurring at any time following the Start Date through the fourth anniversary of the Start Date and the benefits described in Section 9(c) for any Qualifying Termination occurring at any time. Following the expiration of such four (4) year anniversary, in lieu of the payments and benefits described in Sections 9(b), (d) and (e), Executive shall participate in any severance policy applicable to the other senior executives of the Corporation in effect at such time in accordance with the terms of such policy.
(a)	Qualifying Termination. A Qualifying Termination occurs if at any time following the Executive’s Start Date, and in the case of Section 9(b), (d) and (e) through the fourth anniversary of the Start Date:
(1)	The Corporation terminates Executive’s employment for any reason other than Cause or Disability; or

(2)	Executive resigns for “Good Reason”, which means in the absence of Executive’s written consent, Executive’s termination of employment within ninety (90) days following the expiration of any cure period (set forth below) following the occurrence of one or more of the following: (i) any diminution or material alteration of Executive’s title, duties, authority or responsibilities (including reporting requirements), including if Executive is not the most senior officer of the parent company or other entity resulting from any Change in Control (as defined in Section 13(f) hereof), whether a strategic, financial or other party effecting such Change in Control; however, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice by Executive; (ii) any failure to elect and re-elect (in any instance occurring prior to an initial public offering of the Corporation’s common stock) or to nominate for re-election (in any instance occurring on or following such an initial public offering), Executive as a member of the Board of Directors; (iii) any material breach by the Corporation of a material provision of this Agreement or other material compensatory agreement between Executive and the Corporation or any subsidiary (including any equity or other long-term incentive award agreement), which is not cured by the Corporation (or subsidiary) within thirty (30) days after notice by Executive; (iv) requiring Executive to be based at any office or location more than fifty (50) miles from the Corporation’s principal offices currently located in San Francisco; or (v) the failure of a successor to the assets or business of the Corporation to assume the obligations of the Corporation under this Agreement. Executive will not resign for Good Reason without first providing the Corporation with written notice within sixty (60) days of his first knowledge of the event that Executive believes constitutes “Good Reason” identifying the acts or omissions constituting the grounds for Good Reason and any cure period provided under such circumstances above.

For avoidance of doubt, termination of Executive’s employment by reason of death shall not constitute a Qualifying Termination.

(b)	Severance Payments. The Corporation shall pay to Executive following the date of the employment termination and ratably spread over the succeeding twenty-four (24) months, in accordance with the Corporation’s standard payroll procedures, an aggregate amount equal to two times (2x) the sum of the Base Compensation and Target AIP.

(c)	Equity Vesting. Notwithstanding anything to the contrary in the 2006 EIP (or any successor plan) or any award thereunder, excepting the case in which Executive was eligible under Section 10(a) and that the Qualifying Termination shall thereby be deemed a Qualifying Retirement Termination and Section 10(b) shall govern, the unvested portion of Executive’s then outstanding equity and other long-term incentive awards that would have vested during the twenty-four (24) months following the date of Executive’s termination had his employment not so terminated will vest immediately prior to Executive’s Qualifying Termination, and all vested equity and other long-term incentive awards (including those vesting under the preceding clause) granted as SARs or stock options shall be exercisable and remain exercisable for eighteen (18) months following the date of Executive’s termination (but (i) in no event later the original term/expiration date of the award and (ii) only during an exercise window permitted under the terms the 2006 EIP (or substantially similar provisions under the successor thereto under which the applicable award is granted) as may apply prior to the occurrence of an initial public offering).

(d)	Pro-Rated Bonus, Prior Year Bonus and Accrued Benefits. At such time as annual incentive compensation awards are paid by the Corporation to other senior executives, but no later than the fifteenth (15th) day of the third (3rd) month following the close of the later of the Corporation’s fiscal year or the calendar year in which Executive’s termination occurs, Executive shall be paid a pro-rated AIP award in respect of the performance period in which the Qualifying Termination occurs based on achievement of the objective performance goals applicable to such AIP award and the percentage of the performance period that has elapsed as of the date of the Qualifying Termination, treating any subjective performance goals as having been fully achieved, and without the exercise of any negative discretion by the Corporation in determining such amount of annual incentive compensation for Executive. Executive (or his Severance Beneficiary) will also be paid any earned but unpaid bonus in respect of the fiscal year prior to the fiscal year of Executive’s Qualifying Termination based on the achievement of the objective performance goals applicable to such AIP award, treating any subjective performance goals as having been fully achieved, and without the exercise of any negative discretion by the Corporation in determining such amount of annual incentive compensation for Executive. Executive shall also be entitled to his Accrued Benefits (as defined in Section 11) that are not duplicative of payments or benefits under this Section 9 or any other Corporation program, policy or agreement.

(e)	Other Benefits. Executive shall be entitled to the following additional benefits:
(1)	If Executive and/or Executive’s covered dependents elect(s) to receive medical coverage continuation through Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Corporation will pay the same percentage of the monthly cost of Executive’s COBRA medical coverage as it paid for Executive’s medical coverage during his active employment up to a maximum coverage period of 18 months. During the Corporation-subsidized COBRA coverage period, Executive will be responsible for payment of the remainder of the cost of Executive’s COBRA medical coverage and for the full cost of any dental or vision coverage elected by the Executive. All periods of Corporation-subsidized coverage are counted toward the 18-month COBRA entitlement. After the Corporation-subsidized coverage period ends, the Executive will be responsible for payment of his entire COBRA premium. Continuation of COBRA coverage will not extend beyond the date on which Executive becomes eligible for coverage under another group health plan unless the new plan has a pre-existing condition limitation or Executive is entitled to Medicare. The benefits under this Section 9(e)(1) shall be delivered in a manner that satisfies applicable law.

(2)	The Corporation will pay the cost of premiums under its standard basic life insurance program of $10,000 for the same duration that it subsidizes the COBRA coverage in Section 9(e)(1) above.

(3)	If Executive is retiree-eligible to be covered by the Corporation’s retiree health benefits (if any), the Corporation will fully pay for retiree medical coverage for the same duration that it subsidizes the COBRA coverage set forth in Section 9(e)(1) above.

(4)	Reasonable outplacement services for a chief executive officer-level position.
(f)	Exclusive Remedy. In the event of a Qualifying Termination, the provisions of this Section 9 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Corporation may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon such a Qualifying Termination other than those benefits expressly set forth in this Section 9 or pursuant to written equity or other long-term incentive award agreements with the Corporation.
Section 10. Retirement
In the event that Executive’s employment terminates as a result of a Qualifying Retirement Termination (as defined below), then, subject to Section 15 and compliance by Executive with his obligations set forth in Section 17, Executive shall be entitled to receive the payments and benefits described in Sections 10(b) and (c).
(a)	Qualifying Retirement Termination. A Qualifying Retirement Termination occurs if, after the fifth anniversary of the Start Date, Executive resigns his employment with the Corporation for any reason other than in connection with an impending termination for Cause by the Company.

(b)	Equity Vesting. Notwithstanding anything to the contrary in the applicable plan or agreement, (i) 100% of Executive’s outstanding equity and other long-term incentive awards that have remained outstanding for at least twelve (12) months will immediately fully vest upon Executive’s termination, and (ii) all vested equity and other long-term incentive awards (including those vesting under the preceding clause) granted as SARs or stock options shall be exercisable and remain exercisable for eighteen (18) months following the date of Executive’s termination, but (x) in no event later than the original term/expiration date of the award; and (y) only during an exercise window permitted under the terms the Corporation’s 2006 EIP (or substantially similar provisions under the successor thereto under which the applicable award is granted) as may apply prior to the occurrence of an initial public offering.

(c)	Accrued Benefits. Executive shall be entitled to his Accrued Benefits (as defined in Section 11) that are not duplicative of benefits under this Section 10 or any other Corporation program, policy or agreement.

(d)	Exclusive Remedy. In the event of Executive’s Qualifying Retirement Termination, the provisions of this Section 10 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Corporation may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon such a Qualifying Retirement Termination other than those benefits expressly set forth in, this Section 10, Section 13 (if the Qualifying Retirement Termination also qualifies as a Qualifying CIC Termination) or pursuant to written equity or other long-term incentive award agreements with the Corporation.
Section 11. Other Terminations Under This Part
In the event of Executive’s termination by the Corporation or by Executive as a result of his Disability or in the event of Executive’s death, Executive (or his Severance Beneficiary, as applicable) shall be entitled to the vesting acceleration and SAR/stock option exercise benefits (a) provided in Section 9(c) in the event of such termination or death prior to the fifth anniversary of the Start Date or (b) provided in Section 10(b) in the event of such death or termination on or after the fifth anniversary of the Start Date.
In the event of Executive’s termination of employment hereunder for any reason, Executive shall be entitled to the Accrued Benefits that are not duplicative of any payments or benefits under this Agreement or any other Corporation program, policy or agreement. “Accrued Benefits” shall mean, subject to any applicable plan terms (including, without limitation, any vesting requirements), all accrued but unpaid compensation, benefits and reimbursements described in Sections 3, 4, 5, 6 and 7 of this Agreement for the period preceding the date of the termination, including in the case of Executive’s death or termination due to Disability, any Disability or death benefits to which Executive (or his estate or beneficiary(s)) may be entitled thereunder.

THIRD PART:	COMPENSATION AND BENEFITS IN CASE OF A TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OCCURRING WITHIN TWO YEARS AFTER A CHANGE IN CONTROL, LIMITATION ON PAYMENTS
Section 12. Terminations Upon or Following a Change in Control

This Third Part of the Agreement, consisting of Sections 12 through 14, describes the benefits and compensation, if any, payable in the case of certain terminations of employment hereunder after a Change in Control (as defined in Section 13(e)) and describes the treatment of certain parachute payments, if any. The Second Part of this Agreement, consisting of Sections 8 through 11, describes benefits and compensation, if any, payable in case of a termination of employment hereunder to which this Third Part does not apply. If benefits and compensation are payable under this Third Part, then no benefits and compensation are payable under the Second Part.
Section 13. Termination Without Cause or Termination for Good Reason Upon or Following a Change in Control
In the event that Executive’s employment terminates as a result of a Qualifying CIC Termination (as defined below), then, subject to Sections 15 and 16 and compliance by Executive with his obligations set forth in Section 17, Executive shall be entitled to receive the payments and benefits described in Sections 13(b) and (c) plus the Accrued Benefits.
(a)	Qualifying CIC Termination. A Qualifying CIC Termination occurs if at any time upon or within two (2) years following a Change in Control:
(1)	The Corporation terminates Executive’s employment for any reason other than Cause or Disability (as defined under Sections 1(c) and 1(d)); or

(2)	Executive resigns for Good Reason (which for purposes of this Third Part shall have the same requirements and meaning as provided in Section 9(a) above).
For avoidance of doubt, termination of Executive’s employment by reason of death shall not constitute a Qualifying CIC Termination.
(b)	Severance Benefits. Following Executive’s Qualifying CIC Termination, Executive shall be entitled to all of the payments described in Sections 9(b), (d) and (e); provided, however, that the benefits described in Section 9(b) shall instead be paid in a single lump sum upon Executive’s Qualifying CIC Termination.
(c)	Equity Vesting. Notwithstanding anything to the contrary in the 2006 EIP (or successor plan) or any award thereunder, 100% of Executive’s then (i) outstanding equity and other long-term incentive awards will immediately fully vest upon Executive’s Qualifying CIC Termination, and (ii) all vested equity and other long-term incentive awards (including those vesting under the preceding clause) granted as SARs or stock options shall be exercisable and remain exercisable for eighteen (18) months following the date of Executive’s termination (but in no event later the original term/expiration date of the award) (but to the extent that the 2006 EIP (or successor plan) and awards granted thereunder apply after such Change in Control in accordance with the terms thereof as in effect prior to such Change in Control and such Change in Control occurs prior to the occurrence of an initial public offering, only during an exercise window permitted thereunder). Section 9(c) shall govern any such termination following the second anniversary of the Change in Control.

(d)	Exclusive Remedy. In the event of a Qualifying CIC Termination of Executive’s employment with the Corporation, the provisions of this Section 13 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Corporation may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon such a Qualifying CIC Termination other than those benefits expressly set forth in this Section 13 or pursuant to written equity award agreements with the Corporation.

(e)	“Change in Control” means:
(1)	Any person (as that term is used in Sections 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes a beneficial owner or acquires, or has acquired beneficial ownership (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), of more than 50% (except with respect to an acquisition by the existing stockholders of the Corporation as of the date of this Agreement as “Permitted Transfers” under Section 2.2 (other than Section 2.2(a)(iv), (v) or (x), or Section 2.2(a)(vii) insofar as to a stockholder thereunder is described in any of Section 2.2(a)(iv), (v) or (x), or Section 2.2(a)(viii) insofar as a partner thereunder is described in any of 2.2(a)(iv), (v), or (x)) of the Stockholders Agreement among the existing stockholders dated as of April 15, 1996) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) of the Corporation, excluding, however, any acquisition of Voting Securities: (i) directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (ii) by the Corporation or a subsidiary of the Corporation, (iii) by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or entity controlled by the Corporation, or (iv) pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (3) below; or

(2)	Individuals who, as of the Start Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to such Start Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Corporation or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors; or

(3)	The Corporation shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Corporation shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof, (i) the stockholders of the Corporation immediately prior thereto shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) (“Newco”) immediately thereafter in substantially the same proportions as their ownership immediately prior to such corporate transaction, (ii) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder), directly or indirectly, 30% or more, of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of the Corporation existed prior to such corporate transaction and (iii) more than 50% of the members of the Board of Directors of Newco shall be Incumbent Directors; or

(4)	The stockholders of the Corporation approve a complete liquidation or dissolution of the Corporation.
Provided, for any amount due to Executive that is a deferral of compensation payable upon the occurrence of a “Change in Control,” which payment is subject to Section 409A of the Internal Revenue Code (the “Code”) and the final regulations and any guidance promulgated thereunder or any state law equivalent (“Section 409A”), for the purpose of determining the timing or form of such payment, a “Change in Control” shall not be deemed to occur unless the transaction or transactions satisfy Treasury Regulation Section 1.409A-3(i)(5). For the avoidance of doubt, the consummation of an initial public offering of the Corporation’s common stock shall not constitute a “Change in Control” with respect to the Corporation.
Section 14. Limitation on Payments
(a)	Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Corporation or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Best After-Tax Amount. The “Best After-Tax Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount under clauses (x) or (y), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 14(a) shall be made in accordance with the following order of priority: (i) stock options or stock appreciation rights whose exercise price exceeds the fair market value of the optioned stock (“Underwater Awards”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are then taxable, (iv) non-cash Full Credit Payments that are not then taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive have any discretion with respect to the ordering of payment reductions. Notwithstanding the foregoing, to the extent that the Corporation submits any payment or benefit payable to Executive under this Agreement or otherwise to the Corporation’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7 and that Executive voluntarily affirmatively waives (in writing) his entitlement to such payment subject to such vote in accordance therewith, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Executive and in the order prescribed by this Section 14.
(b)	Any determination required under this Section 14 will be made in writing by an independent firm selected by the Corporation and Executive (the “Firm”), whose determination will be conclusive and binding upon Executive and the Corporation for all purposes. For purposes of making the calculations required by this Section 14, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 14. The Corporation will bear all costs and charges of the Firm in connection with any calculations contemplated by this Section 14.

FOURTH PART:	RELEASE OF CLAIMS, SECTION 409A, CONFIDENTIAL INFORMATION AND CODE OF ETHICS, SEVERABILITY, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE
Section 15. Release of Claims
(a)	Release of Claims. As a condition to the receipt of the payments and benefits described in the Second Part or Third Part of this Agreement, Executive shall execute a covenant not to sue and release of all claims arising out of Executive’s employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law in the form attached hereto as Exhibit B (which shall be updated as necessary at the time of termination to reflect any applicable changes of law) (the “Release”). The Release must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement.

To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s separation from service (defined below) occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 16(a)) will be paid, or commence to be paid, on the first normal payroll date to occur during the calendar year following the calendar year in which such separation occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in the Second Part or Third Part of this Agreement, as applicable, (ii) the date the Release becomes effective, or (iii) Section 16(b); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s separation from service.
Section 16. Section 409A
(a)	Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive upon Executive’s termination of employment, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement with respect to Deferred Payments, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A for purposes of determining the timing of payment hereunder. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(b)	Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum upon Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement or referenced herein is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)	Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute to Deferred Payments for purposes of clause (a) above.
(d)	Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (a) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s separation from service occurred.
(e)	To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.
(f)	Any tax gross-up that Executive is entitled to receive under this Agreement or otherwise shall be paid to Executive no later than December 31 of the calendar year following the calendar year in which Executive remits the related taxes.
(g)	The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Corporation and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
Section 17. Confidentiality Agreement and Code of Ethics
Executive agrees to enter into the Corporation’s standard Employee Invention and Confidentiality Agreement (the “Confidential Information Agreement”)and abide by the Corporation’s Worldwide Code of Business Conduct (the “WCOBC”) upon commencing employment hereunder. Executive’s receipt of any payments or benefits under the Second Part or Third Part of this Agreement will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the WCOBC.
Section 18. Remedies
It is specifically understood and agreed that any breach of the provisions of Section 17 of this Agreement is likely to result in irreparable injury to the Corporation and/or its respective affiliates and that the remedy at law alone shall be an inadequate remedy for such breach, and that in addition to any other remedy the Parent or the Corporation may have, the Corporation shall be entitled to enforce the specific performance of this Agreement by Executive and to obtain both temporary and permanent injunctive relief without the necessity of proving actual damages.
Section 19. Severable Provisions
The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereby agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
Section 20. Successors
(a)	Corporation’s Successors. This Agreement shall inure to the benefit of and be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets.

(b)	Executive’s Successors. The rights of Executive hereunder to payments and benefits shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. For all purposes under this Agreement, in the event of Executive’s death, any amount otherwise payable to him but for his death (including his death following a Qualifying Termination, Qualifying Retirement Termination or Qualifying CIC Termination) shall be paid to his designated beneficiary or, if none, his estate (his “Severance Beneficiary”).
Section 21. Miscellaneous Provisions
(a)	Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Corporation (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)	Whole Agreement. This Agreement (including the Schedules and Exhibits hereto), together with the Confidential Information Agreement and the WCOBC, contains the entire agreement of the parties with respect to the subject matter hereof and it replaces and supercedes any agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement that have been made or entered into by either party with respect to the subject matter hereof.

(c)	Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) business days after mailing by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the office of the General Counsel.

(d)	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, irrespective of California’s choice-of-law principles.

(e)	No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 21(e) shall be void.
(f)	Employment At Will; Limitation of Remedies. The Corporation and Executive acknowledge that Executive’s employment is at will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(g)	Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(h)	Benefit Coverage Non-Additive. In the event that Executive is entitled to health plan coverage under more than one provision hereunder, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.

(i)	Discharge of Responsibility. The payments under this Agreement, when made in accordance with the terms of this Agreement, shall fully discharge all responsibilities of the Corporation (and its affiliates) to Executive that existed at the time of termination of Executive’s employment.

(j)	Indemnification. To the fullest extent permitted by applicable law, the Articles of Incorporation and the by-laws of the Corporation (as in effect from time to time), the Corporation shall indemnify and hold harmless Executive for all economic consequences

(e.g., damages, settlement, attorneys’ fees and lost compensation if enjoined) (i) in the event of any action or threatened action by VF Corporation (e.g., breach of fiduciary duty) except with respect to an action or threatened action resulting from Executive’s willful wrongdoing or gross negligence and (ii) for any acts or decisions made by him in good faith while performing services for the Corporation and its subsidiaries, whether in the capacity of officer, employee, director or employee benefit plan fiduciary; provided, in each case, that the Corporation shall not be liable or responsible to indemnify Executive hereunder for the economic consequences relating to Executive’s breach of Executive’s representation made in the last sentence of Section 2(b) hereof.

(k)	No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor shall any such payment or benefit be reduced by any earnings or benefits that Executive may receive from any other source.

(l)	Inconsistency. In the event of any inconsistency between this Agreement (including the Schedules and Exhibits hereto) and any other plan, program, policy, practice or agreement in which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice and agreement supersedes this Agreement by specific reference to this paragraph 21(l).
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by a duly authorized officer, as of the day and year first above written. Executive has consulted (or has had the opportunity to consult) with his own counsel (who is other than the Corporation’s counsel) prior to execution of this Agreement.

CHARLES V. BERGH
/s/ Charles V. Bergh

LEVI STRAUSS & CO.
By	/s/ Pat Pineda

Its	Human Resources Committee Chairperson

SCHEDULE A
Method for Determination of Long Term Incentive Grant Size
A.	Methodology:
1)	Fair Market Value of a share of common stock to be determined by Evercore independent valuation (or other reputable third-party valuation firm), including illiquidity discount.

Semi-annual appraisal to be determinative of each grant (currently, June 30, 2011 and December 31, 2011, respectively).

No Board of Directors discretion over valuation that is adverse to Executive

2)	Black-Scholes multiple determined in accordance with the grant date methodology used by the Corporation for purposes of expensing the SAR in connection with its publicly-reported annual audited financial statements for such fiscal year.

3)	Number of SARs to be granted, per grant, equals [$X] ÷ [FMV of a share of common stock on the date of grant (with illiquidity discount applied) x Black-Scholes multiple expressed as a percentage]. “$X” is the grant date value of the SAR award (e.g., $4,900,000 in the case of the Initial SAR Award).

4)	Number of full-value awards to be granted (if any), per grant, equals $X ÷ FMV of a share of common stock on the date of grant (with illiquidity discount applied).

5)	Round up to next share covered by the applicable award.
B.	Example (for illustrative purposes only):

1) Undiscounted value of one share of common stock set forth in the third-party valuation:	$A

2) Illiquidity discount set forth in the third-party valuation:	B%

3) Fair market value of one share of common stock:	$44.50 [Represents $A multiplied by (100%-B%)]

4) Black-Scholes multiple:	37.00%

5) Black-Scholes value of one SAR:	$16.465

6) Minimum value of SAR grant:	$4,900,000

7) Number of SARs to be granted ($4,900,000 / $16.465):	297,601

SCHEDULE B
•	All relocation benefits have a 6 month time limit of eligibility from the date of initiation.

•	All transferees will be required to sign a payback agreement prior to the relocation start.

POLICY AREA	LEVEL A HOMEOWNER
Househunting	7 day trip paid as a lump sum and tax protected.

Temporary Living	Up to 60 days paid for lodging at new location. Employee must have a “dual” living situation. Paid as a lump sum and tax protected.

Final Move Costs	Airfare cost. Non taxable.

Shipment of Household Goods	A moving company is assigned to ship household goods and up to 2 cars from the old to the new location at company cost. Non taxable.

Miscellaneous Expense Allowance	An allowance equivalent to 2 weeks of your new salary to cover incidentals at new location. Taxable/not tax protected.

Destination Services	A full and comprehensive orientation to new community; includes real estate referral and mortgage counseling. Tax protected.

Spouse/Partner Employment Assistance Program	A program to help spouse/partner find employment at new location. Tax protected.

Home Purchase Assistance	Coverage of all one time purchase closing costs. Must be a pre-existing homeowner. Tax protected.

Other Incentives	Cash incentive to employee if home is sold within the 90 day marketing period. Taxable/not tax protected.

Buyer Value Option Program	Market home for first 90 days through the Marketing Assistance Program and close through 3rd party company. Non taxable event.

Cost of Living Allowance	If deemed to be a 20% minimum cost of living differential between old and new location. Payment capped at $50,000 gross. Differential times old salary is the allowance paid. Taxable/not tax protected.

Loan Subsidy Program	A dollar driven subsidy capped at $30,000 to cover interest payments. Applied through approved lender list. Taxable/Tax protected FICA only.

Tax Assistance	LS&CO pays tax liability on all taxable relocation expenses that are tax protected.

EXHIBIT A
Levi Strauss & CO.
2006 Equity Incentive Plan
Stock Appreciation Right Grant Notice
Levi Strauss & Co. (the “Company”), pursuant to its 2006 Equity Incentive Plan (the “Plan”), hereby grants to Participant a Stock Appreciation Right covering the number of Common Stock equivalents (the “Stock Appreciation Rights”) set forth below (the “Award”). This Award is evidenced by a Stock Appreciation Right Agreement (the “Award Agreement”). The Award is subject to all of the terms and conditions as set forth herein and in the Award Agreement, the Plan, and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Participant:	Charles V. Bergh
Date of Grant:
Vesting Commencement Date:
Number of Stock Appreciation Rights:	[Per Schedule A of Employment Agreement]
Strike Price (Per Stock Appreciation Right):
Expiration Date:	[Insert date (7 years from date of grant)

Vesting Schedule:	25% of the shares subject to the Award shall vest on the first anniversary of the Vesting Commencement Date, and 1/48th of the shares subject to the Award shall vest each month thereafter on the same calendar day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to Participant’s Continuous Service through each such vesting date, except as set forth herein.

Notwithstanding the foregoing and anything contrary in the Plan, if Participant’s Continuous Service terminates due to (i) termination by the Company without “Cause”, (ii) Participant’s resignation for “Good Reason”, (iii) termination by the Company as a result of Participant’s “Disability” or (iv) Participant’s death, then the unvested portion of the Award that would have vested during the twenty-four (24) months following the date of termination had his employment not so terminated, will immediately vest upon such termination.

Alternatively, if at any time upon or within two (2) years following a “Change in Control”, Participant’s Continuous Service terminates due to (i) termination by the Company for any reason other than for (x) “Cause”, (y) death or (z) “Disability”, or (ii) Participant’s resignation for “Good Reason”, then the Award will fully and immediately vest upon such termination. For the avoidance of doubt, if Participant is entitled to receive vesting acceleration pursuant to this paragraph, then this paragraph will apply and not the immediately preceding paragraph above.

Alternatively, if (i) at any time after the fifth anniversary of Participant’s Start Date (as defined in Participant’s Employment Agreement with the Company, dated [ ], 2011 (the “Employment Agreement”)), Participant’s Continuous Service terminates due to Participant’s resignation for any reason other than in

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connection with an impending termination for “Cause” by the Company and (ii) provided at least twelve (12) months have lapsed since the Date of Grant, then the Award will fully and immediately vest upon such termination. For the avoidance of doubt, if Participant is entitled to receive vesting acceleration pursuant to this paragraph, then this paragraph will apply and not the immediately preceding paragraphs above.

For purposes of the foregoing Vesting Schedule, “Cause”, “Disability”, “Good Reason” and “Change in Control” shall have the meaning defined in the Employment Agreement.
Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Stock Appreciation Right Grant Notice, the Award Agreement, and the Plan. Participant further acknowledges that as of the Date of Grant, this Stock Appreciation Right Grant Notice, the Award Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding the award of the Stock Appreciation Rights and supersede all prior oral and written agreements on that subject with the exception of (i) awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

Other Agreements:

Levi Strauss & Co.		Participant:

By:
	Signature	Signature

Title:	SVP Worldwide Human Resources	Date:

Date:

2.

Levi Strauss & Co.
2006 Equity Incentive Plan
Stock Appreciation Right Agreement
     Pursuant to your Stock Appreciation Right Grant Notice (“Grant Notice”) and this Stock Appreciation Right Agreement (the “Award Agreement”), Levi Strauss & Co. (the “Company”) has granted you a Stock Appreciation Right under its 2006 Equity Incentive Plan (the “Plan”) covering the number of Common Stock equivalents (“Stock Appreciation Rights”) as indicated in your Grant Notice (collectively, the “Award”). Defined terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.
     The details of your Award are as follows:
     1. Vesting. Subject to the conditions and limitations contained herein, your Award shall vest as provided in your Grant Notice, provided that vesting shall cease upon the termination of your Continuous Service.
     2. Number of Shares and Strike Price. The number of Common Stock equivalents subject to your Award and your strike price per share are set forth in your Grant Notice and may be adjusted from time to time for Capitalization Adjustments.
     3. Calculation of Appreciation. The amount payable upon exercise of each vested Award shall be equal to the excess of (i) the Fair Market Value per share of Common Stock on the date of exercise, over (ii) the Fair Market Value per share of Common Stock on the date of grant of the Award (as indicated in your Grant Notice).
     4. Payment. Subject to Section 12, the amount payable upon exercise of your Award shall be settled in whole shares of Common Stock rounded down to the nearest whole share based on the Fair Market Value of such shares at the time of exercise.
     5. Term. You may not exercise your Award before the commencement or after the expiration of its term. The term of your Award commences on the Date of Grant and expires upon the earliest of the following, as applies:
          (a) immediately upon the termination of your Continuous Service for Cause;
          (b) three (3) months after the termination of your Continuous Service for any reason other than the reasons set for in Section 5(a), (c), (d) and (e) of this Award Agreement; provided, however, (i) that if during any part of such three (3) month period your Award is not exercisable solely because of a condition set forth in Section 6, your Award shall not expire until the earlier of (A) the Expiration Date, or (B) the date it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service, and (ii) that prior to an IPO Date, the provisions of Section 8(a) of the Plan will have the effect of either limiting or extending the period during which exercise is permitted, depending upon the date on which the termination of your Continuous Services occurs;

3.

          (c) eighteen (18) months after the termination of your Continuous Service due to your Retirement; provided, however, that prior to an IPO Date, the provisions of Section 8(a) of the Plan will have the effect of limiting the period during which exercise is permitted;
          (d) eighteen (18) months after the termination of your Continuous Service due to your termination (i) by the Company without “Cause”, (ii) by the Company or you for “Disability”, or (iii) by you for “Good Reason” as such terms are defined in your Employment Agreement with the Company, dated [                    ], 2011; provided, however, that prior to an IPO Date, the provisions of Section 8(a) of the Plan will have the effect of limiting the period during which exercise is permitted;
          (e) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates; provided, however, that prior to an IPO Date, the provisions of Section 8(a) of the Plan will have the effect of limiting the period during which exercise is permitted;
          (f) the Expiration Date indicated in your Grant Notice; or
          (g) the day before the tenth (10th) anniversary of the Date of Grant.
For the avoidance of doubt, any termination of your Continuous Service in which you were eligible for Retirement, irrespective of the actual basis for your termination (except if due to Cause or an impending termination for Cause), will be deemed a termination of Continuous Service due to Retirement governed by Section 5(c).
     6. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your Award unless either (i) the shares of Common Stock issuable upon such exercise are then registered under the Securities Act, or (ii) the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Award also must comply with other applicable laws and regulations governing your Award, and you may not exercise your Award if the Company determines that such exercise would not be in material compliance with such laws and regulations.
     7. Exercise.
          (a) You may exercise the vested portion of your Award during its term by delivering a Notice of Exercise to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. The exercise date shall be the business day on which your signed Notice of Exercise is received by the Company. If the Notice of Exercise is received after normal business hours for a given day, then the exercise date shall be considered to be the following business day. Notwithstanding the foregoing, prior to an IPO Date, you may exercise a vested Award only during the period or periods and subject to the further conditions set forth in Section 8(a) of the Plan.
          (b) As a condition of exercise of the vested portion of your Award for shares of Common Stock, you will be required to enter into the Stockholders’ Agreement (or any

4.

successor to that agreement) and the Voting Trust Agreement (or any successor to that agreement), and such other agreements as the Company may require pursuant to Section 8(f) of the Plan.
          (c) By exercising your Award you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act (the “Lock Up Period”) in connection with an initial public offering of Common Stock, if any; provided, however, that nothing contained in this section shall prevent the exercise of a repurchase right, if any, in favor of the Company during the Lock Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 7(c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
     8. Transferability. Your Award is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Award.
     9. Put Right. Prior to an IPO Date, you, pursuant to the provisions of Section 8 of the Plan, shall have the right, but not the obligation, to require the Company to repurchase any or all of the shares of Common Stock acquired pursuant to the exercise of your Award.
     10. Call Right. Upon and after any termination of your Continuous Service but prior to an IPO Date, the Company, pursuant to the provisions of Section 8 of the Plan, shall have the right, but not the obligation, to repurchase all of the shares of Common Stock theretofore or thereafter acquired pursuant to the exercise of your Award.
     11. Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or any Affiliate, or of the Company or an Affiliate to continue your employment or service. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or any Affiliate.
     12. Withholding Obligations.
          (a) At the time you exercise your Award, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any

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other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your Award.
          (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from shares of Common Stock otherwise issuable to you upon the exercise of your Award a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid variable award accounting).
          (c) You may not exercise your Award unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Award when desired even though your Award is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.
     13. Personal Data. You understand that your employer, the Company, or an Affiliate hold certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, national social insurance number, salary, nationality, job title, and details of all shares of Common Stock granted, cancelled, vested, unvested, or outstanding (the “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” within the meaning of applicable local law. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about you. You hereby provide express consent to the Company or an Affiliate to process any such Personal Data and Sensitive Personal Data. You also hereby provide express consent to the Company and/or an Affiliate to transfer any such Personal Data and Sensitive Personal Data outside the country in which you are employed or retained, including the United States. The legal persons for whom such Personal Data are intended are the Company and any broker company providing services to the Company in connection with the administration of the Plan. You have been informed of your right to access and correct your Personal Data by applying to the Company representative identified on the Grant Notice.
     14. Additional Agreements and Acknowledgements. You hereby agree and acknowledge that:
     (a) The rights and obligations of the Company with respect to your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
     (b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

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     (c) You have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
     (d) You will not question or contest in any way, whether pursuant to legal proceedings or otherwise, the Board’s determination of the Fair Market Value of Common Stock, whether for purposes of determining the strike price of your Award, the number of shares of Common Stock payable on exercise of your Award, or the amount payable on exercise of your put right or the Company’s call right pursuant to Section 8 of the Plan.
     (e) You will not question or contest in any way, whether pursuant to legal proceedings or otherwise, the Company’s determination, pursuant to Section 8(e) of the Plan, to (i) reject, in whole or in part, your exercise of a put right or (ii) not exercise, in whole or in part, the Company’s call right.
     (f) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     (g) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     (h) Participation in the Plan is voluntary, and therefore, you must accept the terms and conditions of the Plan and this Award as a condition to participate in the Plan and receive this Award.
     (i) The Plan is discretionary in nature and the Company can amend, cancel, or terminate it at any time. Section 3(b)(v) of the Plan to the contrary notwithstanding, this Award shall not be terminated or canceled without payment to you except to the extent the Award fails to vest or is forfeited, expires or otherwise terminates in accordance with its terms.
     (j) This Award and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or other benefits in lieu of future awards, even if similar awards have been granted repeatedly in the past.
     (k) All determinations with respect to any such future awards, including, but not limited to, the time or times when such awards are made, the number of shares of Common Stock, and performance and other conditions applied to the awards, will be at the sole discretion of the Company.
     (l) The value of the shares of Common Stock and this Award is an extraordinary item of compensation, which is outside the scope of your employment or service contract, if any.
     (m) The shares of Common Stock, this Award, or any income derived therefrom are a potential bonus payment not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating

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any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments.
     (n) In the event of the termination of your Continuous Service, your eligibility to receive shares of Common Stock or payments under this Award or the Plan, if any, will terminate effective as of the date that you are no longer actively employed or retained regardless of any reasonable notice period mandated under local law, except as expressly provided in this Award.
     (o) In the event of the termination of your Continuous Service for Cause, the Company, in its sole discretion, may rescind any transfer of Common Stock to you that occurred within six (6) months prior to such termination of Continuous Service or demand that you pay over to the Company the proceeds received by you upon the sale, transfer or other transaction involving the Common Stock in such manner and on such terms and conditions as the Company may require, and the Company shall be entitled to set-off against the amount of such proceeds any amount you owe to the Company to the fullest extent permitted by law.
     (p) The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.
     (q) No claim or entitlement to compensation or damages arises from the termination of this Award or diminution in value of the shares of Common Stock and you irrevocably release the Company and its Affiliates, from any such claim that may arise.
     (r) The Plan and this Award set forth the entire understanding between you, the Company and any Affiliate regarding the acquisition of the shares of Common Stock and supersede all prior oral and written agreements pertaining to this Award.
     (s) Anything in the Plan to the contrary notwithstanding, in the event any extraordinary cash dividend is made to stockholders, the Board shall equitably adjust the exercise price of this Award to reflect any material decrease in the fair market value of a share of the Company’s Common Stock resulting from such extraordinary dividend, to the extent permissible without causing the Award to be a “deferral of compensation” under Section 409A of the Internal Revenue Code, and to the extent not so permissible the Company shall grant you such other award (including restricted stock units) or compensation as shall be equitable to compensate you for such decrease in value, as determined by the Company.
     15. Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
     16. Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

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     17. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
     18. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

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Attachment II
2006 Equity Incentive Plan
(See Tab A For 2006 Equity Incentive Plan document)

Notice of Exercise

Levi Strauss & Co. 1155 Battery St. San Francisco, CA 94111	Date of Exercise: _________
Ladies and Gentlemen:
     This constitutes notice that I elect to exercise my Stock Appreciation Right.

Stock appreciation right dated:

Number of Common Stock equivalents as to which stock appreciation right is exercised:

Certificates to be issued in name of:
     By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Levi Strauss & Co. 2006 Equity Incentive Plan, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this stock appreciation right.

Very truly yours,

EXHIBIT B
LEVI STRAUSS & CO.
EXECUTIVE SEVERANCE PLAN
GENERAL RELEASE AGREEMENT
     In accordance with Section 15 of your Employment Agreement with Levi Strauss & Co. dated _______________, 2011 (“Employment Agreement”), you must agree to sign and not later revoke this General Release Agreement (“Agreement”).
     You and Levi Strauss & Co. (“LS&CO.”) hereby agree as follows:
     1. Generally. If you sign this General Release Agreement in accordance with Section 15 of the Employment Agreement, and all applicable revocation periods have expired, you will receive satisfy the requirement thereof.
     2. General Release.
a.	In consideration for the payments, benefits and other rights under Section 9, Section 10 or Section 13 of the Employment Agreement (“Separation Benefits”), as applies, you, on your own behalf and on behalf of your heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably release, waive and forever discharge LS&CO. and its predecessors, successors, assigns, subsidiaries, related entities, officers, directors, voting trustees, shareholders, employees, agents, attorneys and insurers (collectively referred to as the “Company”) from any and all claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorney’s fees, and compensation in any form whatsoever, whether now known or unknown, which you have or may have (up through and including the date on which you sign this Agreement) against the Company on account of or in any way related to your employment by the Company or your separation therefrom, including but not limited to any and all claims for damages or injury, claims for wages, employment benefits, tort claims, and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, and under any other federal, state or local law, statute (including but not limited to, the California Fair Employment & Housing Act or the California Labor Code), ordinance, guideline, regulation, order or common-law principle relating to employment, employment contracts, wrongful discharge or any other matter.

b.	Notwithstanding the above General Release of all claims, you are not waiving or releasing: (i) claims for workers’ compensation; (ii) claims for medical conditions caused by exposure to hazards during your employment of which

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you were not aware before or at the time you sign this Agreement; (iii) claims arising after the date on which you sign this Agreement; (iv) claims for vested or accrued benefits under a Company’s employee benefit plan; (v) your right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or to participate in an EEOC investigation, (vi) all Separation Benefits, in consideration of your general release of claims hereunder, (vii) your right to indemnification and coverage as an insured under any contract of officers and directors liability insurance pursuant to Section 21(j) of the Employment Agreement or (viii) your rights as a stockholder of LS&CO. You are, however, waiving all rights to recover money or other individual relief in connection with any EEOC charge or investigation.
     3. California Based Employees. You also waive, release and promise never to assert any rights and benefits afforded by Section 1542 of the California Civil Code and any similar law of any state or territory of the United States and do so understanding and acknowledging the significance and consequences of such specific waiver of said provisions of law. Section 1542 of the California Civil Code states as follows:
“A General Release does not extend to claims which the Creditor does not know or suspect to exist in his or her favor at the time of executing the General Release, which, if known to him or her must have materially affected his or her settlement with the Debtor.”
     4. Covenant Not to Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in Section 1 above. Besides waiving and releasing the claims covered by Section 1, you further promise and represent that: (a) you have no pending lawsuits against the Company with any municipal, state, or federal court or non-governmental entity; and (b) you will not sue the Company for any reason whatsoever relating to anything that has happened through the date of this General Release Agreement and released hereby. However, this promise not to sue does not preclude you from bringing a lawsuit to challenge the enforceability of this General Release Agreement under the ADEA.
     5. No Admission. The parties acknowledge and agree that this General Release Agreement does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect as, an admission of liability or wrongdoing by either party for any purpose whatsoever. Further, each party acknowledges and agrees that there has been no determination that either party has violated any federal, state or local law, regulation, order or other legal principle or authority. You further acknowledge that no precedent, practice, policy or usage shall be established by this General Release Agreement or the amounts, benefits and rights due you under the Employment Agreement.
     6. Consequences of Other Breach. You affirm that all non-compete, non-solicitation, confidential information (including as set forth at Section 17 of the Employment Agreement) and cooperation/non disparagement covenants applicable to you immediately prior to your termination of employment shall apply following your termination in accordance with the terms thereof.

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     7. Time To Consider Agreement. You acknowledge that you have been given at least 21 days to thoroughly consider this General Release Agreement.
     8. Attorney Consultation. You acknowledge that you have been advised in writing to consult with an attorney at your own expense, if desired, prior to signing this General Release Agreement.
     9. Time To Revoke Agreement. You understand that you may revoke this General Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period by registered mail, return receipt requested, to Senior Vice President of Human Resources, Levi Strauss & Co., 1155 Battery Street, San Francisco, CA 94111. You further understand that if you revoke this General Release Agreement, you shall not receive the Separation Benefits otherwise due you.
     10. Consideration For Agreement. You also understand that the Separation Benefits which you will receive in exchange for signing and not later revoking this General Release Agreement are in addition to anything of value to which you already are entitled.
     11. Release Of Unknown Claims. YOU FURTHER UNDERSTAND THAT THIS GENERAL RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.
     12. Severability. You acknowledge and agree that if any provision of this General Release Agreement (other than the Company’s obligation to provide the Separation Benefits and Section 2(b)(vii) and (viii) hereof) is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this General Release Agreement shall continue in full force and effect.
     13. Governing Law. This General Release Agreement in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law, the internal laws of the State in which the Executive resides on his or her termination date will apply.
     14. Acknowledgement. You further acknowledge and agree that you have carefully read and fully understand all of the provisions of this General Release Agreement and that you voluntarily enter into this General Release Agreement by signing below.
[signature page follows]

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Charles V. Bergh

(Date)

PLEASE RETURN TO:

[Insert Name, Title and Address]

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